THE SOMERSET GROUP, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
January 1, 1996 to June 30, 1997                       (unaudited)

                                                  Capital   Unrealized
                                                  in Excess   Gains
                                        Common    of Stated (Losses)   Retained    Treasury
                                         Stock      Value   Investmen  Earnings     Shares      Total

Balance January 1, 1996                1,829,000  4,986,000   72,000  24,230,000  (1,619,000) 29,498,000
Net income 6 months ended 6/30/97          ---        ---       ---    1,353,000       ---     1,353,000
Shares of common stock issued in
  connection with restricted stock
  grants and exercise of stock options     ---       39,000     ---       19,000     101,000     159,000
Purchase of treasury shares                ---        ---       ---        ---       (21,000)    (21,000)
Cash dividends paid                        ---        ---       ---     (205,000)      ---      (205,000)
Unrealized losses on short-term
   investments, net of deferred
   income taxes                            ---        ---   (106,000)      ---        ---       (106,000)
Equity in other capital changes of
   First Indiana Corporation, net
   of deferred income taxes                ---        ---       ---      (38,000)     ---        (38,000)
                                        --------   --------  -------  ----------    --------   ---------
Balance, June 30, 1996                 1,829,000  5,025,000  (34,000) 25,359,000  (1,539,000) 30,640,000


Net income 7/1/96 to 12/31/96              ---        ---       ---      686,000       ---       686,000
Shares of common stock issued in
     connection with restricted grants
     & exercise of stock options           ---      156,000     ---       45,000      19,000     220,000
Purchase of treasury shares                ---        ---       ---        ---      (216,000)   (216,000)
Cash dividends paid                        ---        ---       ---     (204,000)      ---      (204,000)
Unrealized gains on short-term
     investments, net of deferred
     income taxes                          ---        ---     34,000       ---         ---        34,000
Equity in other capital changes of
     First Indiana Corporation, net
     of deferred income taxes              ---        ---       ---       76,000       ---        76,000
                                        --------   --------   ------   ---------    --------  ----------
Balance December 31, 1996              1,829,000  5,181,000     ---   25,962,000  (1,736,000) 31,236,000


Net income 6 months ended 6/30/97          ---        ---       ---    1,007,000       ---     1,007,000
Shares of common stock issued in
 connection with restricted grants,
 & exercise of stock options               ---       17,000     ---       44,000     224,000     285,000
Purchase of treasury shares                ---        ---       ---        ---      (313,000)   (313,000)
Cash dividends paid                        ---        ---       ---     (234,000)      ---      (234,000)
Unrealized gains on short-term
  investments, net of deferred
  income taxes                             ---        ---    (27,000)      ---         ---       (27,000)
Equity in other capital changes of
 First Indiana Corporation, net of
 deferred income taxes                     ---        ---       ---     (131,000)               (131,000)
                                        --------   --------  -------   ---------   ---------   ---------
Balance June 30, 1997                  1,829,000  5,198,000  (27,000) 26,648,000  (1,825,000) 31,823,000
                                       =========  =========   ======   =========    ========   =========
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See accompanying Notes to Consolidated Financial Statements



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